Exhibit (11.1)

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
- --------------------------------------------------
CALCULATION OF PRIMARY NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
- ---------------------------------------------------------------------------
(All amounts in thousands, except per share amounts)

                                                       First Quarter Ended
                                                      ---------------------
                                                      April 3,      April 4,
                                                        1994          1993
                                                      -------       -------

NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                    $27,616       $25,597
                                                      =======       =======


AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
  Average number of common shares outstanding          59,252        58,830

  Dilutive effect of stock options after
   application of treasury stock method                   594           548
                                                      -------       -------
AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING                         59,846        59,378
                                                      =======       =======
PRIMARY NET EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE                                        $.46          $.43
                                                         ====          ====



































QUARTERLY\EX-11(1).WP
051194